UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section. 240.14a-11(c) or Section. 240.14a-12

COEUR D’ALENE MINES CORPORATION

(Name of Registrant as Specified in Its Charter)

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YOUR VOTE HAS NOT BEEN RECEIVED.

September 15, 2004

Dear Fellow Coeur Shareholder:

      Earlier this month, we mailed to you definitive proxy materials in connection with a Special Meeting of Shareholders to be held at 11:00 a.m., local time, on September 30, 2004 at the Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho. The special meeting is being held to approve various matters that are necessary to complete Coeur’s acquisition of all of the outstanding common shares of Wheaton River Minerals Ltd.

      Your Board of Directors strongly believes that the acquisition of Wheaton River is in the best interests of Coeur and all of its shareholders. Coeur’s Board unanimously recommends that shareholders vote “FOR” all three proposals listed on the enclosed proxy card.

      We have not yet received your vote for the Special Meeting. Even if you plan to attend the meeting and vote in person, please take a moment to sign, date and mail the enclosed proxy card to ensure that your shares are represented. Your vote is important.

A COMBINED COEUR-WHEATON RIVER WILL CREATE

NORTH AMERICA’S FOURTH LARGEST PRECIOUS METALS COMPANY

      Coeur believes that the combination of Coeur and Wheaton River will create one of North America’s leading precious metals companies. With the acquisition of Wheaton River, Coeur — already the world’s leading primary silver producer — will become a significant gold producer and the fourth largest precious metals company in North America. Wheaton River has an exciting portfolio of mines and development projects that will fit well with our own. A combined Coeur-Wheaton River will have four growth projects that we expect will add significantly to gold and silver production in the near-term and provide a powerful platform for future growth.

      Coeur believes the combination of Coeur and Wheaton River will:

•	Create North America’s fourth largest precious metals company in terms of market capitalization.(1)

•	Reinforce Coeur’s status as the world’s largest primary silver company by immediately increasing Coeur’s annual silver production by 50% to 22 million ounces.

•	Provide Coeur with an immediate presence in Mexico, the world’s leading silver producing country.

•	Result in one of the world’s most liquid publicly-traded precious metals mining companies with expected listings on both the NYSE and TSX.

1Based on share prices at closing on May 27, 2004 (the date before Coeur announced the proposed Wheaton River acquisition), and assuming that each Wheaton River shareholder receives 0.650 shares of Coeur common stock and Cdn$1.00 in cash in exchange for each share of Wheaton River common stock.

YOUR VOTE IS EXTREMELY IMPORTANT.

PLEASE VOTE YOUR SHARES TODAY!

      Your Board of Directors strongly believes that the acquisition of Wheaton River is in the best interests of Coeur and all of its shareholders. Coeur’s Board unanimously recommends that shareholders vote “FOR” all three proposals listed on the enclosed proxy card.

      The approval of both Proposals 1 and 2 are necessary to complete the Wheaton River acquisition. It is important that all Coeur shareholders vote in favor of these important proposals. The approval of Proposal 3 is not a condition to completing the Wheaton River acquisition, but approval of Proposal 3 will allow Coeur, if it is desirable to do so, to adjourn or postpone the special meeting to provide additional time for the necessary votes to be cast to approve Proposals 1 and 2. Please vote “FOR” all three proposals so that Coeur may complete this important transaction. Every share and every vote counts.

      To ensure that you have the opportunity to vote your shares, we are enclosing an additional proxy card for the special meeting. Please sign, date and mail your proxy card in the envelope provided at your earliest opportunity. If you have any questions or require any assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

      Thank you for your vote and for your continued support of Coeur.

Sincerely,

Dennis E. Wheeler
Chairman of the Board and Chief Executive Officer